Contacts: Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
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tstaniland@datamirror.com	pcauley@datamirror.com

Papier Mettler Selects DataMirror High Availability Suite™for
  Improved Availability of Critical Data

High Availability Suite Ensures IBM iSeries Resiliency During Planned & Unplanned Downtime

CeBIT, HANNOVER, GERMANY – (March 22nd, 2004) -- DataMirror(Nasdaq: DMCX; TSX: DMC),a leading provider of live, secure data integration and protection solutions, today announced that Papier Mettler, a leading European manufacturer of paper and plastic packaging, has selected DataMirror High Availability Suite to protect its IBM iSeries (AS/400) systems from planned and unplanned downtime. With High Availability Suite in place, Papier Mettler’s processing department can enhance operational efficiencies and improve service levels by securing the continuous availability of its iSeries systems.

Prior to selecting DataMirror High Availability Suite, Papier Mettler used a high availability solution from another provider. Upon closer examination, Papier Mettler discovered that DataMirror’s solution offered a more comprehensive and competitive product in terms of maintenance and ongoing renewal services.

“The DataMirror solution aligns well with our data resiliency requirements for our iSeries systems,” explains Herr Karl-Heinz Schwarz, EDV-Leiter/Data Processing Manager, Papier Mettler. “We are most impressed by High Availability Suite’s ability to mirror iSeries objects to our backup server in real-time as well as its easy configuration and manageability. DataMirror High Availability Suite will allow us to further reduce data latency on our production server and switch running operations on the backup server, ensuring superior system uptime.”

“Papier Mettler’s calculated selection of High Availability Suite as the foundation for its business continuity planning demonstrates the critical nature of achieving a stable, secure environment,” says Nigel Stokes, CEO, DataMirror. “Papier Mettler can now be confident that its iSeries systems will remain up-and-running 24/7 during both planned and unplanned downtime, minimizing the potential costs and risks associated with system outages.”

About DataMirror High Availability Suite
DataMirror High Availability Suite is a single integrated solution that captures iSeries objects and database transactions from primary systems and mirrors them in real-time to one or more recovery iSeries systems. The solution can detect primary system failure and invoke high speed switching to enable continuous business operations and 24/7 availability of critical data assets. To learn more, visit http://www.datamirror.com/products/hasuite/.

About Papier Mettler
Papier Mettler is a dynamic manufacturer of paper and plastic packaging in Europe.  Its service packaging range allows them to offer the most comprehensive product range made of paper and plastic.  The Company is constantly expanding its product spectrum for flexible packaging of non-printed and printed polyethylene films.  In collaboration with its customers and partners, Papier Mettler creates optimum solutions.  For more information, visit  http://www.papier-mettler.com.

About DataMirror
DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of live, secure data integration and protection solutions, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™solutions helps customers easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™by providing the live, secure data access, integration and availability companies require today across all computers in their business.

Over 1,800 companies have gone live with DataMirror software including Debenhams, FedEx Ground, First American Bank, GMAC Commercial Mortgage, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Markham, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the DataMirror’s Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. DataMirror disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2004 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, High Availability Suite, and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.